Exhibit 99.3

NEWS RELEASE

For Immediate Release

                       NOVELIS DECLARES QUARTERLY DIVIDEND

ATLANTA, Aug. 28, 2006 - The Board of Directors of Novelis Inc. (NYSE: NVL) (TSX: NVL) today declared a quarterly dividend of US$0.01 per share on its outstanding common stock, payable on September 25, 2006, to shareholders of record at the close of business on September 7, 2006.

There are approximately 74 million common shares of Novelis Inc. stock outstanding.

The Company said the Board reduced the dividend this quarter in consideration of previously announced corporate cost increases and higher interest rates, as well as the limitations under its credit agreement related to dividend payments. The Board has not made any decision with respect to future dividend payments, which will be determined in light of the quarterly results, credit agreement limitations and other factors at that time.

Novelis also announced that it will mail copies of its Annual Report on Form 10-K to each shareholder along with its proxy materials in the coming weeks. The Annual Report is currently available for download on the Novelis website at www.novelis.com. Shareholders who require printed copies in advance of the mailing of proxy materials may contact the Investor Relations department by telephone at 404-814-4212 or via e-mail at investor.relations@novelis.com.

Novelis is the global leader in aluminum rolled products and aluminum can recycling. The company operates in 11 countries and has approximately 12,500 employees. Novelis has the unrivaled capability to provide its customers with a regional supply of technologically sophisticated rolled aluminum products throughout Asia, Europe, North America and South America. Through its advanced production capabilities, the company supplies aluminum sheet and foil to the automotive and transportation, beverage and food packaging, construction and industrial, and printing markets. For more information, visit www.novelis.com.

Statements made in this news release which describe Novelis' intentions, expectations or predictions may be forward-looking statements within the meaning of securities laws. Examples of forward-looking statements in this news release include, among other matters, Novelis' intention to distribute proxy materials in the coming weeks. Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty. We do not intend, and we disclaim any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise. Please refer to important risk factors listed under the caption "Risk Factors" in our annual report on Form 10-K for the year ended December 31, 2005, as filed with the SEC. The risk factors included in our annual report on Form 10-K for the year ended December 31, 2005, are specifically incorporated by reference into this news release.

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CONTACT:
Charles Belbin
404-814-4260
charles.belbin@novelis.com